[AMERIANA BANCORP LOGO]

Contact:                Jerome J. Gassen
           President and Chief Executive Officer
                               (765) 529-2230

AMERIANA BANCORP PROMOTES EXECUTIVE OFFICERS

NEW CASTLE, Ind. (January 28, 2014) – Ameriana Bancorp (NASDAQ: ASBI), the holding company for Ameriana Bank, today announced several promotions for the Company and the Bank.

•	Deborah C. Robinson has been named Executive Vice President and Chief Banking Officer;
•	John J. Letter has been named Executive Vice President – Treasurer and Chief Financial Officer;
•	Michael L. Wenstrup has been named Executive Vice President and Chief Credit Officer; and
•	Janelle C. Gamble has been named Senior Vice President and Chief Risk Officer.

    Robinson, who previously served as Senior Vice President – Retail Banking and Chief Marketing Officer, expands her responsibilities to include leading and managing the efforts of Ameriana Financial Services, Ameriana Insurance, and mortgage and consumer lending. She will retain leadership of the retail, operations, customer care and marketing departments. In her new position, Robinson will be responsible for aligning the Bank's lines of business and operating units to support the strategic objectives of the Bank, which is expected to result in enhanced customer value and increased efficiency and profitability.  In addition, Robinson will continue to direct and develop marketing strategies to support the Ameriana brand, including the consistency of the brand experience across all delivery channels.

    Both Letter and Wenstrup are being promoted to Executive Vice President due to the significant leadership and strategic direction they provide the organization.  Letter will continue to serve as Treasurer and CFO.  As CCO, Wenstrup maintains his responsibilities of overall credit management and expansion and monitoring of the loan portfolio. Following the promotions, the executive officers of Ameriana Bancorp consist of Jerome J. Gassen, President and Chief Executive Officer, Robinson, Letter and Wenstrup.

    Gamble, who previously served as a vice president, will be responsible for the continuation of innovative and effective solutions to measure, monitor and support Ameriana's Enterprise Risk Management program.  She will maintain her role and titles as Compliance and Community Reinvestment Act Officer and continue to supervise the Bank Secrecy Act and compliance staff.  Gamble succeeds Timothy G. Clark, who previously announced his intention to retire.

   Commenting on the announcement, Gassen said, "Organizational alignment is critical to the Bank's success in achieving its corporate and strategic objectives and must be designed to support the Bank's vision, culture, strategy and associates to deliver sustainable and successful outcomes. Tim's retirement as CRO prompted several opportunities for reorganization and alignment, and I am confident that, under this new structure, we will build an even stronger Ameriana."

    Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

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